EXHIBIT 99.3

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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

                                                           Three Months Ended                    % Change from
                                                 -------------------------------------    -----------------------------


                                                  Aug 31        May 31       Aug 31         May 31           Aug 31
                                                   2003          2003         2002           2003             2002
                                                 ----------- -- --------- -- ---------    ------------   --------------

Revenues:
   Principal transactions                            $1,203       $1,275        $ 234
   Investment banking                                   458          432          427
   Commissions                                          314          299          357
   Interest and dividends                             2,467        2,445        3,048
   Other                                                 21           19            9
                                                 -----------    ---------    ---------
      Total revenues                                  4,463        4,470        4,075
   Interest expense                                   2,116        2,179        2,728
                                                 -----------    ---------    ---------
      Net revenues                                    2,347        2,291        1,347              2%              74%
                                                 -----------    ---------    ---------

Non-interest expenses:
   Compensation and benefits                          1,174        1,168          687
   Technology and communications                        150          147          140
   Brokerage and clearance fees                          96           90           87
   Occupancy                                             76           73           73
   Business development                                  36           37           37
   Professional fees                                     35           41           36
   Other                                                 31           30           18
   Global real estate reconfiguration                     -           77            -
                                                 -----------    ---------    ---------
      Total non-interest expenses                     1,598        1,663        1,078            (4)%              48%
Income before taxes and dividends on trust
 issued securities                                      749          628          269
   Provision for income taxes                           250          173           61
   Dividends on trust issued securities                  19           18           14
                                                 -----------    ---------    ---------
Net income                                             $480         $437         $194             10%             147%
                                                 ===========    =========    =========
Net income applicable to common stock                  $469         $426         $183             10%             156%
                                                 ===========    =========    =========

Earnings per common share
   Basic                                              $1.92        $1.76        $0.74
                                                 ===========    =========    =========
   Diluted                                            $1.81        $1.67        $0.70
                                                 ===========    =========    =========

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